Exhibit 99.2

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs ANNOUNCES Confirmation of its plan of reorganization

CBL’s Plan Received Over 95% Support From All Voting Constituencies

CHATTANOOGA, Tenn. (August 11, 2021) – CBL Properties (OTCMKTS: CBLAQ) today announced that on August 11, 2021, the United States Bankruptcy Court for the Southern District of Texas entered an order approving the Company’s Plan of Reorganization (the “Plan”).    As previously announced, on November 1, 2020, CBL filed petitions in the Bankruptcy Court for voluntary relief under Chapter 11 of Title 11 of the United States Bankruptcy Code.  CBL received overwhelming support for the Plan, with over 95% of votes cast for all classes voted in favor of the Plan’s confirmation.  The effective date of the plan is expected to be November 1, 2021.

“This confirmation is a huge milestone for CBL,” said Stephen D. Lebovitz, Chief Executive Officer of CBL.  “After months of hard work and collaborative negotiation, we are thrilled to receive such unprecedented support of our plan from every creditor group, as well as preferred and common equity.  This plan provides a healthy recovery to every constituency and a strong path forward for our company and our business. Over the next few months, we will be working to close these complex transactions and will emerge on November 1st as a reenergized company with a bright future and flexible capital structure.”

As confirmed, the Plan calls for restructuring the Company’s balance sheet to provide for the elimination of more than $1.6 billion of debt and preferred obligations as well as a significant reduction in interest expense.  In exchange for their approximately $1.375 billion in principal amount of Unsecured Notes and $133 million in principal amount of the secured credit facility, Consenting Noteholders and other noteholders will receive, in the aggregate, $95 million in cash, $555 million of new senior secured notes, of which up to $100 million, upon election by the Consenting Noteholders, may be received in the form of new convertible secured notes and 89% in common equity of the newly reorganized Company. Certain Consenting Noteholders will also provide up to $50 million of new money in exchange for additional convertible secured notes. The remaining Bank Lenders, holding $983.7 million in principal amount under the secured credit facility, will receive $100 million in cash and a new $883.7 million secured term loan.  Existing common and preferred stakeholders are expected to receive up to 11% of common equity in the newly reorganized company.

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring or   https://dm.epiq11.com/case/cblproperties/info.

CBL Properties Announces Confirmation of Plan of Reorganization

August 11, 2021

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 63.9 million square feet across 24 states, including 63 high‑quality enclosed, outlet and open-air retail centers and seven properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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